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                                                                   EXHIBIT 10.19

                              SEPARATION AGREEMENT

     It is hereby agreed by and between ROBERT J. BENSH ("Employee") and BELLWETHER EXPLORATION COMPANY ("Bellwether"), that Employee has voluntarily resigned from his position as Senior Vice President - Finance effective January 1, 2001; provided, however, Employee shall remain an employee of Bellwether until his resignation of employment becomes effective on or before June 1, 2001 (hereinafter "Separation Date"), and that in order to resolve amicably all matters concerning his employment and release, Employee and Bellwether, in consideration of their mutual promises and other consideration itemized below, hereafter enter into the following agreements:

     1. Nothing stated in this Agreement, or stated or done in connection herewith, shall constitute or indicate in any way any wrongdoing of any kind either by Employee or Bellwether.

     2. Bellwether and Employee are parties to that certain Employment Agreement entered into effective as of June 1, 2000 ("Employment Agreement"). Bellwether agrees that upon execution by Employee and receipt by its representative of this Agreement and the Mutual Release appended as EXHIBIT A, the Employment Agreement is terminated pursuant to Section 5(e) of the Employment Agreement and the Employee shall not be entitled to any further compensation other than any unpaid Salary and benefits accrued through the date of termination; provided, however, Employee shall receive the following:

          (a) Current salary and benefits for Employee for a ninety (90) day period subsequent to the date of this Agreement. Such salary payment shall be made to the personal bank account of Robert J. Bensh;

          (b) Salary and benefits for Employee's assistant, Dana Dupriest, ("Assistant") for a ninety (90) day period;

          (c) Use of the following until June 1, 2001: (i) office space for Employee and Assistant at the Company's Houston, Texas offices, (ii) furniture, (iii) telephone service, (iv) computer equipment and (v) necessary office supplies;

          (d) All of Employee's Company stock options shall immediately vest as of the date hereof and Employee shall have the right to exercise said stock option on or before the close of business on June 30, 2002;

          (e) One-half of the Houston Astro field box season tickets at Enron Field for the 2001 season only on the following basis:

             Odd-numbered games - Employee
             Even-numbered games - Bellwether

     Thereafter, the season tickets revert back to the Employee as previously stated in the Employee's original Employment Agreement entered into with the Company.
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     3.  Effective June 1, 2001, Employee acknowledges that during the course of his employment, he has had access to certain trade secrets of Bellwether and that such trade secrets constitute valuable, highly confidential, special and unique property of Bellwether, which Employee agrees not to disclose. These "trade secrets" are maps, computer programs, engineering studies, geological studies, and files, records and documents relating thereto. Also, the "trade secrets" include lists of customers who utilize Bellwether's services, related customer information and the internal financial statements and related information of Bellwether. However, such customer lists do not include customers which Employee knew before he was employed by Bellwether; neither do such customer lists include customers which could readily be identified by someone outside the employ of Bellwether. These "trade secrets" shall not include any information readily discernable from trade or general circulation publications or otherwise existing or available in public domain.

     4. Effective June 1, 2001, Employees of Bellwether shall refrain from making any derogatory or disparaging remarks to any third party against Employee with respect to his employment by Bellwether, his performance, his character, or any such matters. Further, employees of Bellwether shall refrain from discussions among themselves using any such derogatory or disparaging remarks. In compliance with the covenant, Bellwether's obligation shall be to make reasonable efforts to have its employees refrain from making the type or remarks described in this last paragraph. Management shall instruct any employees overheard to make such remarks to cease and desist.

     5. Effective June 1, 2001, Employee shall refrain from making any derogatory or disparaging remarks regarding his employment by Bellwether, or Bellwether's services, management, or operations to any third party other than members of Employee's immediate family.

     6. Effective June 1, 2001, Employee acknowledges that he has been given a period of up to twenty-one (21) days within which to consider this Agreement and the Mutual Release to be executed hereunder, and that these documents have been executed by him voluntarily prior to expiration of the 21-day period, with full knowledge of all relevant information and after ample opportunity to consult with legal counsel. Employee is hereby advised to consult with and represents that he has consulted with an attorney prior to entering into this Agreement and the Mutual Release to be executed hereunder. Employee and Bellwether further agree that Employee has a period of seven (7) days following his execution of this Agreement and the Mutual Release to be executed hereunder in which to revoke these documents by delivering to Bellwether's undersigned representative written notice of his revocation, and that this Agreement and the Mutual Release executed hereunder shall not become effective or enforceable until such revocation period has expired.

     7. Effective June 1, 2001, Bellwether and Employee agree that they will not disclose to any other person or entity and will keep confidential the fact of the existence of this Agreement, and all other facts or information of every kind concerning this Agreement. Provided, however, that Employee may disclose the existence of this Agreement or information

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therein to his family, his attorney(s) or to his financial advisors or tax preparer or to the government for tax purposes, or as otherwise required by law.

     8. This Agreement shall be binding on and inure to the benefit of Employee and Bellwether as well as all of their heirs, executors, administrators, officers, directors, employees, stockholders, successors and assigns, and all subsidiaries, affiliates and representatives of any of the foregoing entities.

     9. Bellwether and Employee agree that this Agreement and the Mutual Release shall be construed under the laws of Texas and, if necessary, litigated in Houston, Texas.

     10. This Agreement contains the entire agreement of the parties in complete satisfaction of all claims Employee or Bellwether may have against each other as of the date of execution of this Agreement, including all accrued costs and fees, if any. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single instrument.

     IN WITNESS HEREOF, the parties to this Agreement have executed this instrument on the dates set forth below.

                                             EMPLOYEE:


Date:
     -------------------------------         --------------------------------
                                             Robert J. Bensh

                                             BELLWETHER EXPLORATION
                                             COMPANY



Date:                                        By:
     -------------------------------            --------------------------------
                                                Douglas G. Manner, President

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